Exhibit 10.4


                         AGREEMENT FOR PURCHASE AND SALE

         THIS AGREEMENT is made by and between Mhp Group Four L.C. (a Florida Limited Liability Company ("Seller"), and MobileVest, Inc., (a Florida Corporation ("Buyer").

                                    RECITALS:

         Seller is the fee owner of a parcel of real property located in the County of Lee, State of Florida. The property is currently operated as a rental RV Park commonly known as "Jones Mobile Home Park" (the "Park"). The property has a street address of 61895 N. Tamiami Trail North, Ft. Myers, Florida 33903. Buyer wishes to buy and Seller wishes to sell the aforesaid property on the terms and conditions set forth in this agreement.

                                   AGREEMENTS:

         NOW THEREFORE, in consideration of the foregoing recitals, and in further consideration of the mutual covenants hereafter set forth, the parties hereby agree as follows:

                          Article 1. Purchase and Sale

                  1.1 Purchase and Sale. Buyer agrees to purchase and Seller hereby agrees to sell, transfer, and convey to Buyer the Property (as hereinafter defined) on the terms and conditions set forth in this agreement, the date of execution by buyer and Seller will be referred to as the "Effective Date".

                  1.2 Property Defined. As used in this Agreement the term "Property" includes the entire right and title and interest of Seller in the following:

                  1.2.1 Land and improvements The land described in the legal description attached as Exhibit "a" to this Agreement (the "Land"), together with all buildings, structures and improvements located thereon, and together with all air, and mineral rights, if any, and all tenements, privileges thereunto elonging or in any way appertaining thereto owned by Seller, including one hundred (114) mobile home sites, and sixty (60) RV sites, all mobile homes owned by the Seller (but not including any mobile homes owned by tenants, or any appurtenances or attachments thereto) (the "Improvements"). All mobile homes and other improvements while subject to full inspection by the Buyer, will be sold "as is".

                  1.2.3 Fixtures and personalty, etc. Fixtures, equipment, utilities, transmission systems and personalty owned by Seller, located on or about the Property and ordinarily used in conjunction with the operation thereof, including fixtures, equipment, vehicles, and personalty. Such property is shown as

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                           on the attached Exhibit "B". All such equipment will
                           be sold "as is".

                  1.2.4 Streets and Roads. All right, title and interest of Seller, of any in land lying in the bed of any street, road or avenue, open or proposed, at the foot of or adjoining the property, to the center line thereof, including, but not limited to easements for ingress and egress.

                  1.2.5 Condemnation Awards. Any pending or future condemnation awards or to be made in lieu thereof, if any, and any unpaid award for damages to the Property by reason of any change of grade of streets.

                  1.2.6 Rental Agreements, etc. All rental agreements, leases, or a tenancies of every kind, whether evidenced by a written lease, prospectus or verbal agreement, now or hereafter affecting or encumbering the Property (collectively the "Rental Agreements"). Within five (5) days from the Effective Date as schedule of the rental agreements knowing the current lot renter, showing delinquencies, if any, a copy of each form of written lease in use fr the Park, and an identification of which lots are encumbered by written leases, and a copy of the most recent Notice of Increase in Lot Rental Amount, shall be attached hereto as Exhibit "D: (the Rent Schedule").

                  1.2.7 Trade Name Seller's rights in the name "Jones Mobile Home Park."

                       Article 2 - Purchase Price Payment

                  2.1 The purchase price for the property will be one million, nine hundred thousand dollars (1,900,000.00) (the "Purchase Price"), payable with minimum of seventy five percent cash or certifiable funds on the day of closing. The Purchase price will be allocated among the assets being purchased and sold pursuant to an allocated schedule to be agreed upon between the parties during the inspection period.

                  2.2 Buyer will deposit Five Thousand ($5,000.00) with the Escrow Agent (hereinafter defined) within thirty days of the Effective Date. The foregoing term is referred to in this Agreement as the "Escrow Deposit" and will be credited to Buyer and paid to Seller at closing, subject to the terms of this Agreement.

                  2.3 At closing Buyer will pay to Seller a sum sufficient to pay seventy five percent of the purchase price, after credit for the Escrow


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                           Deposit and prorations, credits, and adjustments
                           otherwise permitted by this Agreement, by certified or cashier's check drawn on a Florida banking institution or wire transfer of immediately available funds received by Seller prior to 2:00 p.m. EDT on the day of closing.

                  2.4 Escrow Agent Century 21 Bill Nye Realty, Inc. Shall as escrow agent under this agreement. The sole responsibility of the Escrow Agent shall be to deposit the Escrow Deposit into an account with a local bank upon execution and delivery of all forms and documents necessary to do so and to disburse said funds according to the terms of this Agreement. The Escrow Agent shall notify the parties hereto of the date of deposit, name of institution, and current interest rate within (5) days of deposit. In the event of a breach of this Agreement by either Seller or Buyer, or if in the sole discretion of the Escrow Agent, some doubt exists as to when, to whom, or under what circumstance such Escrow Deposit shall be disbursed hereunder and the parties hereto are unable after twenty (20) days' prior writen notice thereof from Escrow Agent to agree and direct Escrow Agent in writing, as to when, to whom, or under what circumstances Escrow Agent shall disburse the same. Escrow Agent shall be entitled to interplead said Escrow Deposit into the Circuit Court of Pasco County, Florida, without further liability or responsibility on its part, Court expenses, or attorney's fees occurred by Escrow Agent in connection with any such interpleader may be deducted by the Escrow Agent from the amount of the Escrow Deposit prior to the deposit into the registry of the court. In any event, however, all parties agree that Escrow Agent shall have no liability or any further responsibility to any party or person whomsoever for any disbursement of this Escrow Deposit made by the Escrow Agent in good faith unless such disbursement shall constitute a willful breach of the duties and obligations of Escrow Agent under this Agreement, or gross negligence on the part of the Escrow agent. In the event of any default by the Buyer, any court, expenses, or attorney fees deducted by Escrow Agent from the escrow deposit shall be reimbursed and paid by the Buyer to the Seller in addition to all other remedies and damages.

                                Article 3 - Title

                  3.1 The Seller shall at Sellers expense, at closing deliver to the buyer, an owner's title policy issued by a Florida licensed title insurer. The binder and attached policy will be issued at the minimum pro_______ rate and shall be in an amount equal to the amount of the purchase price. The policy and binder shall be in a current

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                           ALTA standard form "R:. The policy shall insure
                           marketable title to the Buyer.

                  3.2 Seller shall pay the premium for the policy of the insurance to be issued to buyer at Closing.

                   Article 4 - Warranties and Representations

                  4.1 Personal Property. Seller is the note owner of the fixtures and Personalty, re and clear of any security, interests except Seller's current first mortgage lender, if any. Such property is conveyed in its present "as is" condition.

                  4.2 No Assessments Except as provided in the title commitment, and any permitted title exception, the property is free from unpaid special assessments, including without limitation, those for construction and hook up of sewer, water, gas, electric lines, and mains, streets, and to the best knowledge of Seller, none have been proposed. Notwithstanding anything else contained in this contract, attached as exhibit "D" is a list of vacant lots which are included in the subject property description. No representations regarding imput fees for those lots are made and they shall be the Buyers responsibility.

                  4.3 Compliance with existing laws To the best of Sellers knowledge in connection with the operation and management of the Property, Seller possesses all licenses permits, and approvals, particularly under Chapter 723 of the Florida Statutory Code (the "Authorizations") required to own, operate, use or maintain the Property as a rental RV Park. If transferable, all such Authorizations will be transferred and assigned at Closing to the buyer. Seller has not received any written notice of any violation of any requirements of any government or government agency with respect to the operation, or maintenance, condition, or operation of the Property or any part thereof, or requiring any repairs or alterations, other than as otherwise set forth in the disclosed pursuant to this Agreement.

                  4.4 Sites The property contains and is licensed to contains one hundred fourteen (114) mobile home lots and sixty(60) RV lots.

                  4.5 Public Utilities Seller represents and warrants electric suitable for park models on all lots, and all traffic impact fees for all lots are paid in full.

                  4.6 Pending Litigation Seller is not now a party to any litigation or


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                           proceedings afflicting the Property, and to the best
                           of Sellers knowledge none are threatened which would affect the operation of the subject property.

                  4.7 Environmental To the best of Sellers knowledge, Seller has not violated in any material way to its use ownership, or operations of the Property, any applicable federal, state or county statutes, laws or regulations relating to environmental matters. Seller has not received any notice or correspondence from any governmental agency pertaining to Hazardous materials, including notices of injury; potential proceeding, or other action regarding the condition of the property.

                  4.8 Business Operations From the Effective Date of the Closing, Seller will conduct is business in the ordinary course subject to the terms of this Agreement. During such period Seller will continue to maintain and repair the property in at least the manner in which Seller has previously maintained and repaired the property, ordinary wear and tear excepted (excluding the waste water plants and portable water system as to which this paragraph shall not apply).

                  4.9 Events Pending Closing and Further Information. Seller agrees to notify Buyer immediately, in writing of any event or condition of which Seller has knowledge and which occurs prior to Closing hereunder, which causes a material change in the facts relating to, or the truth of any of the above representations.

                  4.10 Inspection & "AS IS". Buyer acknowledges that it is knowledgeable and experienced about properties similar to the Property and that subject to those representations of Seller set forth hereto, it is relying entirely on its own expertise and inspection, and subject to such representation takes such property "as is."

                          Article 5. Defaults, Remedies

                  5.1 Default of Buyer. In the event that buyer defaults with respect to the performance of its obligations under this Agreement, within the time specified, including the payment of all deposits, the Escrow Deposit paid by Buyer and any deposits agreed to be paid may be recovered and retained by and for the account of the Seller as agreed upon liquidated damages, consideration for the execution of this Agreement and in full settlement of any claims; whereupon Buyer and Seller shall be relieved of all obligations under this agreement, or at Seller's option, may proceed in equity to enforce Seller's rights under this agreement. Additionally, Seller shall have any other rights and remedies allowed in law or equity.

                  5.2 Default of Seller. In the even that Seller defaults with respect to the performance


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                           of its obligations under this Agreement or refuses to
                           perform this Agreement, the Escrow deposit will at the election of Buyer, be returned to Buyer on demand to Escrow Agent, or Buyer will have the right to sue Seller for specific performance of this Agreement, or elect any other remedy provided for by law.

                  5.3 Attorney Fees and Costs. In the event of default of either party herein under this Agreement, the prevailing party, in addition to all other remedies as provided herein, or by law or equity, shall be entitled to all costs, attorney fees and expenses incurred herein as a result of, or in connection with any breach, including but not limited to all litigation costs and attorney fees.

                  Article 6 - Closing Escrow, Closing Documents

                  6.1 Closing Date. Closing will take place on or before seventy Five (75) days from the effective date of this contract. The Closing of this transaction will take place at the Zephyrhills offices of the escrow agent, or at such other place as mutually agreed to by the parties.

                  6.2.3 Documents. At the Closing, the Seller, and as applicable, Buyer shall execute and deliver the following documents:

                  6.2.4 a general warranty deed conveying title to the Property to Buyer, subject only to easements and restrictions of record.

                  6.2.5 a general assignment and assumption by Buyer of all Rental Agreements.

                  6.2.6 a bill of sale with full title warranties from Seller to Buyer, conveying the personal property scheduled in the Inventory of personal property attached as Exhibit B, said property sold "as is."

                  6.2.7 a closing statement showing the full purchase price, and amounts by which the cash portion of the purchase price will have been completed as of the Closing Date in the following Manner:
                  A. Current real and personal property taxes and other easements relating to the Property will be prorated as of the day of the Closing.
                  B. All utility charges will be prorated between the parties (other than impact fees and conversion fees which shall be the sole responsibility of the Buyer).
                  C.       Rents will be prorated as of the day of Closing.
                  D. Contracts assumed by the Buyer will be prorated between parties through the day of closing.
                  E. Seller will pay for affixing documentary stamps to the deed to Buyer, and the cost of recording any corrective instruments, Buyer will be responsible for the cost to record the deed to the Property, stamps, intangible tax & recording fees on any note or mortgage documents and amortization schedule.

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                  F.       The title insurance premiums for the owner's policy
                           amended coverage issued pursuant to the Title Commitment Policy will be paid by the Seller. The Buyer will pay for any mortgage endorsements.
                  G. All assignments from Seller to Buyer of all assignable warranties, claims, guaranties if any on any improvements, fixtures, and personally included in the Property that have not expired by lapse of time.
                  H. a sworn affidavit of Seller, prepared against construction liens.
                  I. Any such other documents as required to consummate this Agreement.

                              Article 7. Brokerage

Buyer and Seller warrant to each other that they have no knowledge of any real estate broker or agent involved in this transaction or any commission due or to become due as a result thereof except for Century 21 Bill Nye Realty, Inc. and shall be paid out of the closing in the amount of ($100,000.00) at closing. Each party agrees to indemnify, defend, and hold harmless the other party hereto from any and all loss, damage, cost or expense, including reasonable attorney fees that the other party may sustain or incur by reason of any claim for a commission by through or anyone claiming through, or under the indemnifying party.


          Article 8. Conditions Precedent to Buyers Obligation to Close

                  8.2 Inspection Period. Buyer shall have thirty (30) days (the "Inspection Period") from the Effective Date in which to have such inspection of the Property performed as Buyer shall desire. Buyer acknowledges and agrees that the Inspection Period is sufficient time to make all inspections of the Property deemed necessary by Buyer prior to Closing. If Buyer determines that the condition of the Property is not acceptable to Buyer, Buyer may cancel this Agreement by written notice. If Buyer has not given notice to Seller canceling this Agreement on or before the last day of the inspection period, Buyer shall be deemed to have approved its inspections and waived its right to cancel this Agreement. In the event that Buyer provides written notice prior to expiration of the Inspection Period of its intent to cancel this Agreement, the Escrow deposit shall be returned to Buyer, and Buyer and Seller shall be released of all further obligations under this Agreement.

                  8.3 Financing Contingency. The obligation to close this agreement is contingent in all respects on the ability of the Buyer to obtain a financing commitment satisfactory in all respects to the Buyer within sixty (60) days from the effective date of the contract.

                              Article 9. Assignment

                  9.1 Right to Assign. Prior to expiration of the Inspection period, the Buyer shall have the right to assign this their rights under this Agreement to a Florida corporation or other legal entity, that assumes fully the Buyers obligations hereunder, provided that the Buyer shall remain fully responsible on the contract and mortgage hereunder.

                            Article 10. Miscellaneous

                  10.1 Time of the Essence. Time is of the essence in this Agreement and each of its provisions.

                  10.2 Notices. Any notice or demand which must or may be given under this Agreement or by law must be in writing and will be deemed to have been given when delivered in person by hand delivery with receipt obtained, or by facsimile to the parties at their respective fax numbers below, or by overnight delivery next guaranteed, or by being placed in the United State Mail Certified Mail Return Receipt Requested, and in each event to the respective parties at the following addresses:

                           IF TO BUYER:     Edgar L. Fox
                                            c/o MobileVest
                                            5723 U.S. Highway 19, Suite 217
                                            New Port Richey, Florida 34652

                           IF TO SELLER:    Jonathan Damonte
                                            12110 Seminole Blvd.
                                            Largo FL 33778
                                            Facsimile: (727)581-0922

                           IF TO THE        Century 21 Bill Nye Realty, Inc.
                           ESCROW AGENT:    4947 Coats Road
                                            Zephyrhills, Florida 335410
                                            Facsimile: (813)783-2724

                  10.3 Radon Gas. As provided by Florida law, the following disclosure is inserted in this Agreement: "RADON GAS: radon is a naturally occurring radioactive gas that when has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit".

                  10.4 Effective Date. Unless otherwise set forth herein, the Effective Date shall be the date this agreement is executed by the last of the parties to so execute this Agreement.


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                  10.5     Counterpart Execution: Facsimile. This Agreement may
                           be executed in several counterparts each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. a facsimile copy of this Agreement or any portion hereof, including the signature page of any party, shall be deemed an original for all purposed.

                        Article 11. Time for Acceptance

         This Agreement and the Buyer and Seller's obligation are contingent upon Sellers' acceptance within five (5) working days of the presentment of this contract.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.


                                                              SELLER

________________________________                     By:     /s/Hugh Stewart
Printed Name:_____________________                           -------------------------------

________________________________                     Dated:  3-31-99
Printed Name:_____________________                           -------------------------------

                                                             BUYER
                                                             MOBILEVEST, INC.

______________________________                       By:     /s/ Edgar L. Fox, President
Printed Name:__________________                              -------------------------------

______________________________                       Dated:  3-31-99
Printed Name:__________________                              -------------------------------


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                           ACCEPTANCE BY ESCROW AGENT

         The undersigned escrow agent (as defined in the Agreement) hereby accepts and acknowledges receipt of the escrow Deposit and agrees to hold the -----------in escrow subject to the terms of this Agreement this ____ day of ________________ 1998.

                                            Century 21 Bill Nye Realty, Inc.

                                            By:________________________